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                                                                      Exhibit 99

                        KINGSWAY FINANCIAL SERVICES INC.

                     AMENDED AND RESTATED STOCK OPTION PLAN
                                   (May, 2001)
                               (Amended May, 2003)

1.   Purpose of Plan

1.1 The purpose of the Plan is to attract, retain and motivate persons as directors, officers, key employees and consultants of the Corporation and its Subsidiaries and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.   Defined Terms

     Where used herein, the following terms shall have the following meanings, respectively:

2.1 "Board" means the board of directors of the Corporation or, if established and duly authorized to act, the Executive Committee or another Committee appointed for such purpose by the board of directors of the Corporation;

2.2 "Business Day" means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

2.3 "Consultant" means an individual (including an individual whose services are contracted through a corporation) with whom the Corporation or any Subsidiary has a contract for substantial services;

2.4 "Corporation" means Kingsway Financial Services Inc. and includes any successor corporation thereto;

2.5 "Eligible Person" means any director, officer, employee (part-time or full-time) or Consultant of the Corporation or any Subsidiary, a registered retirement savings plan established for the benefit of any such Person, or a corporation controlled by such Person;

2.6 "Exchange" means The Toronto Stock Exchange;

2.7 "Insider" means:

     (a) an insider as defined under Section 1(1) of the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a Subsidiary; and

     (b) an associate as defined under Section 1(1) of the Securities Act (Ontario) of any person who is an insider by virtue of (a) above;

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2.8 "Long-Term Disability" means the inability of an employee to continue employment with the Corporation or a Subsidiary due to a long-term disability for which benefits are claimed or received under an insurance plan established by the Corporation or, if applicable, the Subsidiary, by which the employee is employed for such purpose;

2.9 "Market Price" at any date in respect of the Shares shall be the closing price of such Shares on the Exchange on the last Business Day preceding the date on which the Option is approved by the Board (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange in Canada on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

2.10 "Option" means an option granted under the Plan to purchase Shares;

2.11 "Option Price" means the price per Share at which Shares may be purchased under the Option, as the same may be adjusted from time to time in accordance with Article 8;

2.12 "Optionee" means an Eligible Person to whom an Option has been granted;

2.13 "Person" means an individual, a corporation, a partnership, an unincorporated association or organization, a trust, a government or department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual and an associate or affiliate of any thereof as such terms are defined in the Business Corporations Act (Ontario);

2.14 "Plan" means this Kingsway Financial Services Inc. Stock Option Plan, as the same may be amended or varied from time to time;

2.15 "Share Compensation Arrangement" means any stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;

2.16 "Shares" means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 8, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; and

2.17 "Subsidiary" means any corporation which is a subsidiary, as such term is defined in the Business Corporations Act (Ontario) (as such provision is from time to time amended, varied or re-enacted), of the Corporation;

2.18 "Termination For Cause" means the cessation of employment of an employee of the Corporation or a Subsidiary which, in the absolute discretion of the Chief Executive Officer, is by reason of, but not limited to, such employee having been guilty of serious misconduct, habitual neglect of duty, incompetence, or conduct incompatible with his or her duties, or prejudicial to the Corporation's or Subsidiary's business, or he or she has been guilty

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of willful disobedience to the Corporation's or Subsidiary's policies or instructions in a matter of substance;

2.19 "Termination Without Cause" means the cessation of the employment of an employee of the Corporation or a Subsidiary for reasons other than (i) those defined in Termination For Cause; (ii) resignation; (iii) retirement at age 65 or older; (iv) death; or (v) Long Term Disability.

3.   Administration of the Plan

3.1 The Plan shall be administered in accordance with the rules and policies of the Exchange in respect of employee stock option plans by the Board. The Board shall receive recommendations of management and shall determine and designate from time to time those directors, officers, employees and Consultants of the Corporation or its Subsidiaries to whom an Option should be granted, the number of Shares which will be optioned from time to time to any Eligible Person, and the terms and conditions of the grant.

3.2 The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan:

     (a) to establish policies and to adopt, prescribe, amend or vary rules and regulations for carrying out the purposes, provisions and administration of the Plan and make all other determinations necessary or advisable for its administration;

     (b) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan and any such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

     (c) to determine which Eligible Persons are granted Options and to grant Options;

     (d)  to determine the number of Shares covered by each Option;

     (e)  to determine the Option Price;

     (f) to determine the time or times when Options will be granted and exercisable;

     (g) to determine if the Shares which are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

     (h) to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

4.   Shares Subject to the Plan

4.1 Options may be granted in respect of authorized and unissued Shares provided that, subject to increase by the Board, the receipt of the approval of the Exchange and the approval of shareholders of the Corporation, the maximum aggregate number of Shares reserved

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by the Corporation for issuance and which may be purchased upon the exercise of all Options issued pursuant to the Plan shall not exceed 4,800,000. Shares in respect of which Options are not exercised shall be available for subsequent Options under the Plan. No fractional Shares may be purchased or issued under the Plan.

5.   Eligibility; Grant; Terms of Options

5.1 Options may be granted to Eligible Persons.

5.2 Options may be granted by the Corporation pursuant to the recommendations of the Board from time to time provided and to the extent that such decisions are approved by the Board.

5.3 Subject to the provisions of this Plan, the number of Shares subject to each option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board. At no time shall the period during which an Option shall be exercisable exceed ten (10) years, provided that such period shall not exceed five (5) years for Options granted after February 11, 2003.

5.4 In the event that no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

     (a)  the period during which an Option shall be exercisable shall be ten
          (10) years from the date the Option is granted to the Optionee, provided that such period shall end on the 5th anniversary of the date of grant for Options granted after February 11, 2003;

     (b) subject to Section 5.4(c) hereof, the Optionee may not take up any Shares which are the subject of an Option during the 12 month period from the date the Option is granted, and thereafter, the Optionee may take up not more than 33-1/3% of the Shares covered by the Option during each subsequent 12 month period; provided, however, that if the number of Shares taken up under the Option during any such 12 month period is less than 33-1/3% of the Shares covered by the Option, the Optionee shall have the right, at any time or from time to time during the remainder of the term of the Option, to purchase such number of Shares subject to the Option which were purchasable, but not purchased by him, during such 12 month period; and

     (c) provided the Optionee is not a full time employee of the Corporation or any Subsidiary, the Optionee shall not be bound by any restrictions on exercising Options after the 12 month period ending after the date the Option is granted.

5.5 The Option Price of Shares which are the subject of any Option shall in no circumstances be lower than the Market Price of the Shares at the date of the grant of the Option.

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5.6 The maximum number of Shares which may be reserved for issuance to any one
Optionee under this Plan or under any other Share Compensation Arrangement shall not exceed 5% of the Shares outstanding at the date of the grant (on a non-diluted basis).

5.7 The maximum number of Shares which may be reserved for issuance to Insiders under the Plan or under any other Share Compensation Arrangement shall be 10% of the Shares outstanding at the date of the grant (on a non-diluted basis).

5.8 The maximum number of Shares which may be issued to any one Insider and such Insider's associates under the Plan and any other Share Compensation Arrangement in any 12 month period shall be 5% of the Shares outstanding at the date of the issuance (on a non-diluted basis). The maximum number of Shares which may be issued to Insiders under the Plan and any other Share Compensation Arrangement in any 12 month period shall be 10% of the Shares outstanding at the date of the issuance (on a non-diluted basis).

5.9 Any entitlement to acquire Shares granted pursuant to the Plan or any other Share Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in 5.7 and 5.8 above.

5.10 An Option is personal to the Optionee and is non-assignable; provided, however, that nothing herein shall prevent an Optionee from assigning any or all of the Options held by such Optionee to a registered retirement savings plan established for the benefit of such Optionee.

5.11 In addition to the limitations set out in sections 5.6, 5.7 and 5.8 hereof, the number of Options to be granted to each Eligible Person who is a director of the Corporation or a Subsidiary but not an employee or officer of the Corporation or a Subsidiary shall not exceed 5,000 Options per fiscal year.

6.   Exercise of Options

6.1 Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the Option Price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable period of time following the receipt of such notice and payment.

6.2 Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation's obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

     (a) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as counsel to the Corporation shall reasonably determine to be necessary or advisable in connection with the authorization, issuance or sale thereof,

     (b)  the listing of such Shares on the Exchange; and

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     (c)  the receipt from the Optionee of such representations, agreements and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel reasonably determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange.

7. Termination of Employment: Death, Resignation, Long-Term Disability, Termination

7.1 The entitlement of a Consultant to Options including the termination thereof shall be in accordance with the terms of the consulting agreement entered into between the Corporation or the Subsidiary and the Consultant.

7.2 In the event of the death, retirement at age 65 or older or Long-Term Disability of an Optionee while in the employment of the Corporation or a Subsidiary prior to 5:00 p.m. (Toronto time) on the expiration date of an Option, all the Shares subject to the Option shall immediately vest on the date of such death, retirement or Long-Term Disability and may be exercised by the Optionee or by the legal representatives of such Optionee, as the case may be, at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the date which is the third anniversary of the date of death, retirement or Long-Term Disability of such Optionee or the expiration date of the Option, whichever is the earlier, after which the Option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised.

7.3 In the event of the Termination For Cause of an Optionee prior to 5:00 p.m. (Toronto time) on the expiration date of an Option, all Options granted to such Optionee under the Plan shall in all respects forthwith cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not previously been exercised.

7.4 In the event of the Termination Without Cause of an Optionee prior to 5:00 p.m. (Toronto time) on the expiration date of an Option, such Optionee may exercise each Option then held by such Optionee under the Plan to the extent that such Option was vested at the time of the Termination Without Cause (provided however that the Chief Executive Officer may, in his or her sole discretion cause any or all additional Options held by such Optionee to vest immediately), at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the 30th day following the time of Termination Without Cause (or such later day as the Chief Executive Officer of the Corporation in his or her sole discretion may determine, which shall not exceed three years from the time of Termination Without Cause) or the expiration date of the Option, whichever is the earlier, after which the Option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised.

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7.5 In the event of: (i) the resignation of an Optionee as an employee of the
Corporation or a Subsidiary such that the Optionee is no longer an Eligible Person; or (ii) the resignation of an Optionee as a member of the Board such that the Optionee is no longer an Eligible Person, in each such case prior to 5:00 p.m. (Toronto time) on the expiration date of an Option, such Optionee may exercise each Option then held by such Optionee under the Plan to the extent that each such Option was vested at the time of such resignation, at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the 30th day (or such later day as the Chief Executive Officer of the Corporation in his or her sole discretion may determine, which in the case of an employee shall not exceed three years and in the case of an Optionee who is not an employee and is a member of the Board, shall not exceed one year) following the effective date of resignation, or the expiration date of the Option, whichever is earlier, after which the Option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised.

7.6 In the event of the death of an Optionee while a member of the Board or a Consultant prior to 5:00 p.m. (Toronto time) on the expiration date of an Option, all the Shares subject to the Option shall immediately vest on the date of such death and may be exercised by the legal representatives of such Optionee at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the date which is the first anniversary of the date of death of such Optionee or the expiration date of the Option, whichever is the earlier, after which the Option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised.

7.7 In the event that an Optionee who is a member of the Board ceases to be a member of the Board or a Consultant ceases to be a Consultant other than as provided for in subsections 7.5 and 7.6 above, such that the Optionee is no longer an Eligible Person prior to 5:00 p.m. (Toronto time) on the expiration date of an Option, all the Shares subject to the Option shall immediately vest on the date of such cessation and may be exercised by the Optionee at any time up to and including, but not after, 5:00 p.m. (Toronto time) on the date which is the first anniversary of the date of cessation as a member of the Board of such Optionee or the expiration date of the Option, whichever is the earlier, after which the Option shall in all respects cease and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which such Option had not been previously exercised.

7.8 Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by the Corporation or continues to be a director of any Subsidiary or an officer of the Corporation or any Subsidiary.

8.   Change in Control and Certain Adjustments

8.1 Notwithstanding any other provision of this Plan, in the event of:

     (a) the acquisition by any Person who was not, immediately prior to the effective time of the acquisition, a registered or a beneficial shareholder in the Corporation of Shares or rights or options to acquire Shares of the Corporation or securities which are convertible into Shares of the Corporation or any combination thereof

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          such that, after the completion of such acquisition, such Person would be entitled to, exercise 20% or more of the votes entitled to be cast at a meeting of the shareholders; or

     (b) the sale by the Corporation of all or substantially all of the property or assets of the Corporation;

then, notwithstanding that at the effective time of such transaction the Optionee may not be entitled to all the Shares granted by the Option, the Optionee shall be entitled to exercise the Options to the full amount of the Shares remaining at that time within 90 days of the close of any such transaction.

8.2 Appropriate adjustments with respect to Options granted or to be granted, in the number of Shares optioned and at the Option Price, shall be made by the Board to give effect to adjustments in the number of Shares of the Corporation resulting from subdivisions, consolidations or reclassifications of the Shares of the Corporation, the payment of stock dividends or cash dividends by the Corporation (other than dividends in the ordinary course), the distribution of securities, property or assets by way of dividend or otherwise (other than dividends in the ordinary course), or the relevant changes in the capital stock of the Corporation or the amalgamation or merger of the Corporation with or into any other entity, subsequent to the approval of the Plan by the Board. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the Shareholders of the Corporation and to acceptance by the Exchange respectively, if applicable.

9.   Amendment or Discontinuance of Plan

9.1 The Board may amend or discontinue the Plan at any time upon receipt of requisite regulatory approval including, without limitation, the approval of the Exchange; provided, however, that no such amendment may increase the maximum number of Shares that may be optioned under the Plan, change the manner of determining the minimum Option Price or, without the consent of the Optionee, alter or impair any of the terms of any Option previously granted to an Optionee under the Plan without the approval of the shareholders of the Corporation. Any amendments to the terms of an Option shall also require regulatory approval including, without limitation, the approval of the Exchange.

10.  Miscellaneous Provisions

10.1 The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the Option Price of the Shares in respect of which the Option is being exercised) and the issuance of Shares by the Corporation.

10.2 Nothing in the Plan or any Option shall confer upon an Optionee any right to continue in the employ of the Corporation or any Subsidiary or affect in any way the right of the Corporation or any Subsidiary to terminate his employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Subsidiary to extend the employment of any

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Optionee beyond the time which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Subsidiary or beyond the time at which he would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Subsidiary.

10.3 To the extent required by law or regulatory policy or necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise or termination of the Option to the Exchange and the appropriate securities regulatory authorities.

11.  Shareholder and Regulator Approval

11.1 The Plan shall be subject to the approval of the Shareholders of the Corporation to be given by a resolution at a meeting of the Shareholders of the Corporation in accordance with the Business Corporations Act (Ontario) and to acceptance by the Exchange. Any Options granted prior to such approval and acceptances shall be conditional upon such approval and acceptance being given and no such Options may be exercised unless such approval and acceptance is given.